Exhibit 2.1

                           FIFTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                BIOFIELD CORP.

      Biofield Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

      1. The name of the Corporation is Biofield Corp. The date of filing of its original Certificate of Incorporation with the Secretary of State was December 15, 1992.

      2. On May 7, 1993, the Corporation filed an Amended and Restated Certificate of Incorporation.

      3. On November 3, 1993, the Corporation filed a Second Amended and Restated Certificate of Incorporation.

      4. On March 1, 1994, the Corporation filed a Third Amended and Restated Certificate of Incorporation.

      5. On March 3, 1995, the Corporation filed a Fourth Amended and Restated Certificate of Incorporation, which was further amended on April 24, 1995, December 20, 1995 and February 26, 1996.

      6. This Fifth Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation. This Fifth Amended and Restated Certificate of Incorporation was duly adopted by unanimous written consent of the directors of the Corporation in accordance with Section 141(f) of the General Corporation Law of the State of Delaware (the "DGCL") and the majority written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL. In accordance with Section 228 of the DGCL, notice of such majority written consent is being promptly given to all stockholders of the Corporation who did not consent to the actions taken thereby.

      7. The amendment to the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

      8. The text of the Certificate of Incorporation as heretofore amended is hereby restated and further amended to read in its entirety as follows:

      FIRST. The name of the Corporation is BIOFIELD CORP.

      SECOND. The address, including street, number, city and county of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

      THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

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      FOURTH. The aggregate number of shares which the Corporation shall have the authority to issue is fifty-two million three hundred thousand (52,300,000) shares, par value of $.001 per share, consisting of forty million (40,000,000) shares of Common Stock, par value $.001 per share; and twelve million three hundred thousand (12,300,000) shares of Preferred Stock, par value $.001 per share, such Preferred Stock to be issued in such series and with such designations, powers, preferences and rights and with such qualifications, limitations and restrictions as may be established by the Board of Directors pursuant to Article FIFTH.

      FIFTH. The Board of Directors is authorized, subject to limitations prescribed by law and provisions of Article FOURTH, to provide for the issuance of additional shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

            The authority of the Board with respect to each series shall include but not be limited to, determination of the following:

            (a) The number of shares constituting that series and the distinctive designation of that series;

            (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividend on shares of that series;

            (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

            (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

            (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, which amount may vary under different conditions and at different redemption dates;

            (f) Whether that series shall have a sinking fund for the redemption or purchase shares of that series, and, if so the terms and amount of such sinking fund;

            (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

            (h) Any other relative rights, preferences and limitations of that series.

      SIXTH. Election of directors need not be by written ballot.

      SEVENTH. The Board of Directors is authorized to adopt, amend or repeal By-Laws of the Corporation.

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      EIGHTH. Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article EIGHTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article EIGHTH shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the By-Laws by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

      NINTH. No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes the prior sentence, the term "damages shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article NINTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article NINTH, and neither the amendment or repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article NINTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

      TENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the

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creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

      IN WITNESS WHEREOF, I have made, signed, and sealed this Fifth Amended and Restated Certificate of Incorporation this 5th day of October, 2000.

                              BIOFIELD CORP.

                              By:  /s/ JOHN STEPHENS
                                   -----------------------------------
                                   John Stephens
                                   Senior Vice President and
                                   Chief Operating Officer

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